Exhibit 99.1

Immune Therapeutics, Inc. to Collaborate with Cytocom, Inc. to Develop Therapies for COVID-19

By Corporate News, News, Press Releases

Immune Therapeutics, Inc. Signs Binding Letter of Intent to Collaborate with Cytocom, Inc. to Develop Lodonal™ and Other Drugs for COVID-19; Other Drug Development Programs Also Moving Forward

ORLANDO, Florida, March 20, 2020 – Immune Therapeutics, Inc. (OTC: IMUN) (“Immune” “IMUN” or the “Company”), Immune Therapeutics, Inc., a late-stage clinical biopharmaceutical company focused on the development and commercialization of highly innovative therapies for use in oncology, immunology and anti-inflammatory disease today announced the signing of a binding letter of intent to collaborate with Cytocom, Inc. (“Cytocom” or “CYTO”) for the development of Lodonal™ and IRT-101 for use against COVID-19, the disease caused by the new corona virus originating from Wuhan, China which is also called 2019-nCoV.

Immune Therapeutics and Cytocom are planning to work with federal agencies to seek fast-track approval using Lodonal™ as a way to prevent or treat COVID-19 in high-risk groups who are infected with 2019-nCoV at clinical research centers across the country. IMUN is currently designing studies using Lodonal™ and IRT-101 as a monotherapy or in conjunction with other potential treatments.

According to a press briefing on Thursday, March 19th President Donald Trump along with the FDA Commissioner Dr. Stephen Hahn and the U.S. Corona Virus Task Force Team announced that to help speed up the pace of testing drugs that could help treat the symptoms of COVID-19, they have directed the Food and Drug Administration to “Eliminate outdated rules and bureaucracy so work can proceed rapidly, quickly and fast…we have to remove every barrier.” Immune and Cytocom believes that this will fast track the approval process.

Bob Buckheit, PhD, CEO of ImQuest Life Sciences and a member of the scientific advisory board of IMUN stated “While research on specific direct-acting antiviral drugs to treat 2019-nCoV is accelerating, the need for the evaluation of host-directed therapies are also urgently needed. In several clinical studies, Lodonal™ has been shown to modulate immune system function by decreasing elevated inflammatory responses associated with viral infections like HIV and H1N1 Influenza. Thus, there is a compelling biomedical rationale to test Lodonal™ both as a therapeutic intervention for COVID-19 infection in patients and as a prophylactic agent to attenuate the spread of the disease. ImQuest is uniquely posited to work with Immune and Cytocom on this project. “

“COVID-19 threatens the health and lives of the elderly, immune-compromised and those with underlying health concerns. Immune Therapeutics is initiating a series of studies while seeking regulatory guidance for fast-track designation and approval of Lodonal™ for COVID-19 during this national emergency,” stated Roscoe Moore, Jr., D.V.M, M.P.H, Ph.D., D.Sc., Former U.S. Assistant Surgeon General, who serves on the Board of Advisors for the Institute of Human Virology, University of Maryland Medical School and is the Chairman of Board of Immune Therapeutics, Inc.

Michael K. Handley, CEO of Immune Therapeutics, Inc. said, “We have known that Lodonal™ has demonstrated efficacy in the treatment of a variety of viruses. Specifically, we have seen anti-viral effects from Lodonal™ and IRT-101 in HIV patients. Clinical data has shown that Lodonal™ and IRT-101 decreases the replication of the H1N1 influenza virus. We believe the same mechanism of action of modulating the immune system function, while also decreasing inflammation, will work well to mitigate the spread of COVID-19 in addition to treating those who are already infected. We are excited to partner with Cytocom to help bring this much needed therapy to stem the COVID-19 pandemic.”

Immune Therapeutics is also in the process of finalizing its development program for ITX401 for pancreatic cancer. IMUN anticipates submitting a request in April for a Type C meeting with the FDA to discuss the phase III clinical program for ITX401 treatment of pancreatic cancer. IMUN also expects to initiate testing on the use of Lodonal™ and ITX401 with other approved cancer drugs like Keytruda® and Opvido® in partnership with CYTO to determine the probability of enhancing the safety and efficacy of these already approved cancer drugs.

About Immune Therapeutics, Inc.

Immune Therapeutics, Inc. is a late-stage clinical biopharmaceutical company focused on the development and commercialization of highly innovative therapies for use in oncology, immunology and anti-inflammatory disease. Immune Therapeutics is actively developing T-cell activation immunotherapies in combination with other drug candidates to achieve immunomodulation in patients with cancer, auto-immune disease and inflammatory diseases.

About Cytocom, Inc.

Cytocom, Inc is a private late-stage biopharmaceutical company focused on the development of T-cell activation immunotherapy, to treat life-threatening infections, representing a fundamentally new treatment approach in the infectious disease and autoimmune market that are designed to overcome key issues associated with current therapies, including serious adverse events (“SAE”), drug resistance, short duration of response, negative impact on the human microbiome, and lack of differentiation between treatment alternatives.

ABOUT ImQuest Life Sciences, Inc.

ImQuest Life Sciences, Inc. is a leading drug discovery and development company with a highly focused strategy of developing a proprietary portfolio of novel therapeutic agents to target infectious disease and cancer. Our business model is to commercialize exciting new drugs with unique mechanisms of action both independently as well as in partnership with other pharmaceutical companies.

The ImQuest Life Sciences pipeline includes exclusive licenses to highly potent compounds for the treatment of Human Immunodeficiency Virus (HIV), Hepatitis B and Hepatitis C Virus (HBV, HCV), Influenza, including Drug- and Antibiotic-Resistant Microorganisms, and Cancer. They are strategically developing Topical Microbicides to prevent the transmission of HIV and other Sexually Transmitted Infectious (STI) organisms.

ABOUT Global Viral Network of the Institute of Human Virology at the University of Maryland School of Medicine

The Institute of Human Virology (IHV) is the first center in the United States—perhaps the world—to combine the disciplines of basic science, epidemiology and clinical research in a concerted effort to speed the discovery of diagnostics and therapeutics for a wide variety of chronic and deadly viral and immune disorders, most notably HIV, the cause of AIDS.

Formed in 1996 as a partnership between the State of Maryland, the City of Baltimore, the University System of Maryland and the University of Maryland Medical System, IHV is an institute of the University of Maryland School of Medicine and is home to some of the most globally-recognized and world-renowned experts in the field of human virology.

FORWARD LOOKING STATEMENTS

This release may contain forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to, the possibility that some or all the matters and transactions considered by the Company may not proceed as contemplated, and by all other matters specified in the Company’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its recent periodic reports.

Contact:

Immune Therapeutics:

Michael K. Handley

(888) 613-8802 Ext. 100

www.immunetherapeutics.com